EXHIBIT 32: Rule 13a-14(b) Certifications

The undersigned officers certify that this report fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, and that the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of Shandong Zhouyuan Seed and Nursery Co., Ltd.

A signed original of this written statement required by Section 906 has been provided to Shandong Zhouyuan Seed and Nursery Co., Ltd., and will be retained by Shandong Zhouyuan Seed and Nursery Co., Ltd. and furnished to the Securities and Exchange Commission or its staff upon request.

September 8, 2008	/s/ Wang Zhigang
Wang Zhigang (Chief Executive Officer)

September 8, 2008	/s/ Zhang Chunman
Zhang Chunman (Chief Financial Officer)